Exhibit 99.1

Lionsgate Increases Quarterly Cash Dividend from $0.05 to $0.07 Per Common Share

VANCOUVER, BC, and SANTA MONICA, CA, September 8, 2014 - Lionsgate (NYSE: LGF) today announced that its Board of Directors has increased the Company’s quarterly cash dividend from five ($0.05) to seven cents ($0.07) per common share.  The dividend is payable on November 7, 2014 to shareholders of record as of September 30, 2014.

“We’re pleased that our continued strong financial performance, combined with our excellent visibility, enables us to return greater value to our shareholders by increasing our quarterly dividend,” said Lionsgate Chief Executive Officer Jon Feltheimer and Vice Chairman Michael Burns.  “This is an important part of our strategy of allocating cash towards repurchasing our stock, growing our yearly dividend and re-investing in our content portfolio.”

ABOUT LIONSGATE
Lionsgate is a leading global entertainment company with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, digital distribution, new channel platforms, international distribution and sales and video games. Lionsgate currently has more than 30 television shows on 20 networks spanning its primetime production, distribution and syndication businesses, including such critically-acclaimed hits as the multiple Emmy Award-winning Mad Men and Nurse Jackie, the comedy Anger Management, the broadcast network series Nashville, the syndication success The Wendy Williams Show and the critically-acclaimed hit series Orange is the New Black.

Its feature film business has been fueled by such recent successes as the blockbuster first and second installments of The Hunger Games franchise, the first installment of the recently-launched Divergent franchise, Now You See Me, Warm Bodies, The Possession, Roadside Attractions’ A Most Wanted Man and Pantelion Films' breakout hit Instructions Not Included, the highest-grossing Spanish-language film ever released in the U.S.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rate. Lionsgate handles a prestigious and prolific library of approximately 15,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world.

For further information, please contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com

The matters discussed in this press release include forward-looking statements, including those regarding the performance of future fiscal years. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films and television series, budget overruns, limitations imposed by our credit facility and notes, unpredictability of the commercial success of our motion pictures and television programming, the cost of defending our intellectual property, difficulties in integrating acquired businesses, risks related to our acquisition strategy and integration of acquired businesses, the effects of disposition of businesses or assets, technological changes and other trends affecting the entertainment industry, and the risk factors as set forth in Lionsgate's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the "SEC") on August 7, 2014, which risk factors are incorporated herein by reference. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.